Exhibit 10.1

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), dated as of August 24, 2026, is made by and between Z SQUARED INC., a Delaware corporation (together with its successors and assigns, the “Company”), and Jeffery Harris (the “Executive”). Capitalized terms used but not defined herein have the meanings given to them in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement (the “Employment Agreement”), dated as of June 24, 2026 (the “Effective Date”), pursuant to which the Executive serves as the Chief Technology Officer of the Company;

WHEREAS, Section 3(b) of the Employment Agreement provides that, subject to the approval of the Board, the Executive is entitled to an annual bonus in the form of restricted stock units having a grant date fair market value equal to three times (3x) the Executive’s then-current Base Salary, which as of the Effective Date equated to Six Hundred Seventy-Five Thousand Dollars ($675,000);

WHEREAS, the parties intended at the time the Employment Agreement was entered into that the number of restricted stock units subject to such award be fixed by reference to the fair market value of the Company’s common stock on the Effective Date, and the parties desire to amend the Employment Agreement to memorialize that intention, to fix the number of restricted stock units accordingly, and to provide for the grant of such award upon approval by the Compensation Committee of the Board (the “Compensation Committee”); and

WHEREAS, the parties acknowledge that the language of Section 3(b) of the Employment Agreement did not state the foregoing intention as clearly as the parties intended.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein and in the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of Section 3(b). Section 3(b) of the Employment Agreement is hereby amended to add the following at the end thereof:

“The parties acknowledge and agree that the restricted stock unit award contemplated by this Section 3(b) in respect of the first year of the Employment Period (i) consists of forty-nine thousand seven hundred seventy-eight (49,778) restricted stock units, such number having been determined by dividing Six Hundred Seventy-Five Thousand Dollars ($675,000) by $13.56, the Nasdaq Official Closing Price of the Company’s common stock on the Effective Date, and rounding down to the nearest whole restricted stock unit, and is fixed irrespective of the fair market value of the Company’s common stock on the date of grant, (ii) shall be granted on, and shall have a grant date of, the date on which the Compensation Committee approves such award, (iii) shall vest in four (4) equal quarterly installments on each of September 24, 2026, December 24, 2026, March 24, 2027, and June 24, 2027, subject to the Executive’s continued employment with the Company on each applicable vesting date, and (iv) upon grant, constitutes full satisfaction of the Company’s obligations under this Section 3(b) in respect of the first year of the Employment Period.”

2. Acknowledgment and Waiver. The Executive acknowledges and agrees that the award described in Section 1 of this Amendment, upon its grant by the Compensation Committee, constitutes the entire restricted stock unit award to which the Executive is entitled under Section 3(b) of the Employment Agreement in respect of the first year of the Employment Period, and the Executive irrevocably waives and releases any claim to a greater number of restricted stock units, or to any additional restricted stock units or other equity, under Section 3(b) of the Employment Agreement in respect of the first year of the Employment Period, whether by reason of the fair market value of the Company’s common stock on the date of grant, the value formula set forth in Section 3(b), the date of any action of the Compensation Committee or the Board, or otherwise.

3. No Other Amendments. Except as expressly amended hereby, the Employment Agreement remains unmodified and in full force and effect. From and after the date hereof, references in the Employment Agreement to “this Agreement” shall be deemed to refer to the Employment Agreement as amended by this Amendment.

4. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware (disregarding any choice of law rules which might look to the laws of any other jurisdiction).

5. Counterparts. This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or by other electronic means (including .pdf or DocuSign) shall be deemed to be original signatures for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

Z SQUARED INC.

By:	/s/ David Halabu
Name:	David Halabu
Title:	Chief Executive Officer

EXECUTIVE

/s/ Jeffery Harris
Jeffery Harris

3